Exhibit 10.a
2100 Highway 55
Medina, MN 55340-9770
763-542-0500 office
763-542-2311 fax
July 28, 2008
Mr. Scott Wine
Dear Scott:
     On behalf of the Board of Directors of Polaris Industries Inc. (“Polaris”), I am pleased to offer you the position of Chief Executive Officer of Polaris. This letter will confirm the terms of your employment with Polaris.
     I. Title and Position.
     Chief Executive Officer of Polaris reporting to the Board of Directors of Polaris. It is expected that you will be elected to the Board of Directors of Polaris as soon as practicable after you begin employment with Polaris.
     II. Date of Employment.
     September 1, 2008
     III. Base Salary.
     Your annual base salary (“Base Salary”) will be $575,000, payable in accordance with Polaris’ customary payroll policy, less all applicable withholdings and deductions. Your Base Salary will next be reviewed by the Compensation Committee of the Board of Directors (“Compensation Committee”) in January of 2010. Thereafter it will be reviewed annually by the Compensation Committee. As a result of each review your Base Salary may, at the discretion of the Board of Directors, be increased.

     IV. Annual Cash Incentive Compensation.
          You will participate in Polaris’ Senior Executive Annual Incentive Compensation Plan or, alternatively, any performance-based annual incentive plan that Polaris may adopt for one or more of its senior officers in lieu of its Senior Executive Annual Incentive Compensation Plan (the “Annual Incentive Plan”). The Compensation Committee will determine on an annual basis, in accordance with the Plan, the actual amount of any annual performance incentive award (an “Annual Bonus”) to be awarded to you under the Annual Incentive Plan. You will be eligible to receive a target Annual Bonus under the Annual Incentive Plan equal to 100 percent of your Base Salary (the “Bonus Target Amount”) subject to the performance criteria established by the Compensation Committee under the Annual Incentive Plan. The maximum Annual Bonus that you will be eligible to receive under the Annual Incentive Plan will be equal to 150 percent of your Base Salary. For the year ending December 31, 2008, you will be awarded a payment under the Annual Incentive Plan in an amount of no less than the Bonus Target Amount pro-rated for the number of months during 2008 that you are employed by Polaris.
     V. Long Term Incentive Plan.
          You will participate in Polaris’ Long Term Incentive Plan, or alternatively, any long term performance based incentive plan that Polaris may adopt for one or more of its senior officers in lieu of the Long Term Incentive Plan (the “LTIP”). The Compensation Committee will determine, in accordance with the LTIP, the actual amount of any long term incentive payment to be awarded to you for each three-year performance cycle under the LTIP. You will be eligible to receive a target long term incentive payment equal to 100 percent of your Base Salary (the “LTIP Target Amount”) subject to the performance criteria established by the Compensation Committee under the LTIP. The maximum long term incentive payment that you will be eligible to receive under the LTIP will be equal to 250 percent of your Base Salary. For the 2008-2010 performance cycle under the LTIP, you will be eligible to receive the LTIP Target Amount for such performance cycle pro-rated for the number of months during such performance cycle that you are employed by Polaris.
     VI. Initial Employment Cash Bonus.
     Upon beginning your employment with Polaris you will receive a one-time cash payment in the amount of $530,000, which is intended to compensate you for compensation that you may be forgoing by joining Polaris.
     VII. Stock-Based Incentive Compensation.
     You will be an eligible participant under Polaris’ 2007 Omnibus Incentive Plan (as the same may be amended from time to time, the “Omnibus Plan”).
          A. Annual Stock Option Grant.
     On the date upon which you begin employment with Polaris, you will be granted a stock option to purchase shares of Polaris’ common stock at an exercise price per share equal to the fair market value (as defined in the Omnibus Plan) of a share of Polaris common stock on the date of grant. The number of shares subject to the option will have a Black-Scholes value (using Polaris’ methodology) approximately equal to $575,000 on the

January 16, 2008
date of grant as determined by the Compensation Committee. The stock option will be subject to the provisions, terms and conditions of the Omnibus Plan and Polaris’ standard form of stock option agreement, which will provide that such stock option will vest on the third anniversary of its date of grant and will expire on the tenth anniversary of its date of grant absent earlier termination as set forth in the stock option agreement.
     Polaris generally awards stock options to its executive officers on an annual basis. It is anticipated that your next annual stock option grant will be in January of 2010 in connection with your annual review.
          B. Additional Stock Option Grant Upon Joining Polaris.
     Additionally, on the date upon which you begin employment with Polaris, you will be granted a stock option to purchase 180,000 shares of Polaris’ common stock at an exercise price per share equal to the fair market value (as defined in the Omnibus Plan) of a share of Polaris common stock on the date of grant. The stock option will be subject to the provisions, terms and conditions of the Omnibus Plan and Polaris’ standard form of stock option agreement, which will provide that such option will vest in three nearly equal tranches on the fourth, fifth and sixth anniversaries of its date of grant and will expire on the tenth anniversary of its date of grant absent earlier termination as set forth in the stock option agreement.
          C. Restricted Share Award Upon Joining Polaris.
     On the date upon which you begin employment with Polaris you will receive a performance-based restricted share award for 50,000 shares of Polaris common stock. Such performance-based restricted share award will be issued under the Omnibus Plan and will be subject to the provisions, terms and conditions of the Omnibus Plan and Polaris’ standard form of performance-based restricted share agreement. The agreement will provide that restrictions on the performance-based restricted shares will lapse if Polaris attains at least 12% compounded growth in earnings from continuing operations per diluted share over a period from 2008 through 2011 or, if not attained during such period, from 2008 through 2012.
     VIII. Supplemental Benefits and Perquisites.
     At Polaris, you will participate in Polaris’ benefit programs and receive the perquisites made available by Polaris to its executives including medical, dental, disability and life insurance coverage, financial planning and tax preparation services, 401(k) retirement savings plan and Supplemental Executive Retirement Plan participation and a country club membership. Additionally, you will have the use of Polaris’ products in accordance with Polaris’ guidelines. A summary of your benefits is enclosed herewith as Annex A.
     IX. Severance Agreement.

January 16, 2008
     When you begin employment with Polaris, you and Polaris will enter into a Severance, Proprietary Information and Noncompetition Agreement substantially in the form enclosed herewith as Annex B.
     X. Relocation Expenses; Transfer Allowance.
     Polaris will pay or reimburse you for the costs of relocating you and your family to the Minneapolis-St. Paul metropolitan area. Relocation costs are intended to include the costs of packing and shipping of household goods, the payment of real estate commissions and legal fees associated with the sale of your current home and the purchase of a home in the Minneapolis- St. Paul metropolitan area and travel expenses for you and your immediate family. Additionally, at your election, Polaris will purchase your current home at its appraised value. John Corness, Polaris’ Vice President-Human Resources, can provide you with information regarding this program.
     Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment.
Very truly yours,
Gregory R. Palen
Chairman of the Board of Directors
Accepted and Confirmed:
July 28, 2008
Scott W. Wine